STOCKHOLDERS' AGREEMENT

     STOCKHOLDERS' AGREEMENT dated as of March 25, 1998 (this "Agreement"), by and among Unidigital Inc., a Delaware corporation (the "Company"), William E. Dye ("Dye"), and Richard J. Sirota ("Sirota" and, collectively with Dye, the "Stockholders").

                              W I T N E S S E T H :

     WHEREAS, the Company is authorized to issue 10,000,000 shares of common stock, $0.01 par value (the "Common Stock"); and

     WHEREAS, Dye, on the date hereof, has voting control over 1,051,421 shares of the Common Stock; and

     WHEREAS, the Company and Sirota are parties to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated March 25, 1998 by and among the Company, Unison (NY), Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Unison"), Kwik International Color, Ltd., a New York corporation ("Kwik"), and Sirota, pursuant to which Sirota has been issued 649,841 shares of the Common Stock (the "Sirota Shares"); and

     WHEREAS, the parties deem it in the best interests of each of the parties to restrict the transfer of the Restricted Shares (as defined below) as herein provided.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties hereto hereby agree as follows:

          SECTION 1. General Restrictions on Transfer of the Restricted Shares.

          (a) During the term of this Agreement, none of the shares of Common Stock owned on the date hereof or thereafter acquired by any Stockholder (collectively, the "Restricted Shares") may be transferred, assigned, pledged, encumbered or otherwise hypothecated except in accordance with the provisions of this Agreement.

          (b) Any attempted transfer of the Restricted Shares other than in accordance with this Agreement (other than an involuntary transfer by operation of law) shall be null and void and the Company shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of the Restricted Shares pursuant to any such transfer.

          (c) Notwithstanding anything contained herein to the contrary, but subject to Section 5 hereof, it is understood and agreed that (i) each of the Stockholders may transfer any or all of the Restricted Shares beneficially owned by him to his immediate family (as defined below), or to trusts established for the benefit of such immediate family, provided that in connection with such transfer, the transferee grants to such transferor an irrevocable proxy coupled with an interest to vote all of the Restricted Shares so transferred, and (ii) in the case of Sirota, the Sirota Shares may be transferred to Sirota's former business partner, Walter Berkower. Such transferees shall be


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referred to herein as  "Permitted  Transferees."  For  purposes of this  Section
1(c), "immediate family" shall mean any child,  stepchild,  grandchild,  parent,
stepparent,   grandparent,   spouse,  sibling,   mother-in-law,   father-in-law,
daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

          SECTION 2. Right of First Refusal.

          (a) Subject to Section 2(f) hereof, whenever and as often as any of the Stockholders shall desire to sell any of the Restricted Shares pursuant to a bona fide offer for the purchase thereof in a private transaction, such selling Stockholder (the "Selling Stockholder") shall give notice (the "Notice") to the Company in writing to such effect, enclosing a copy of such bona fide offer (it being agreed that the Selling Stockholder shall cause any such offer to be reduced to writing) and specifying the number of shares of the Selling Stockholder's Restricted Shares which such Selling Stockholder desires to sell (the "Shares"), the name of the person or persons to whom such Selling Stockholder desires to make such sale and the dollar value of the consideration which has been offered in connection therewith. Upon receipt of the Notice, the Company shall have the first right and option to purchase all but not less than all of the Shares, for cash at a purchase price equal to the dollar value of such consideration (in the event such consideration includes noncash consideration, subject to Section 2(g) hereof, the dollar value of such noncash consideration shall be determined by the Company's Board of Directors, provided that if such Selling Stockholder is a member of the Board of Directors, he shall not participate in such determination), exercisable for a period of ten (10) days from the date of receipt of the Notice. Failure of the Company to respond to the Notice within the ten (10) day period shall be deemed to constitute a notification to the Selling Stockholder of the Company's decision not to exercise the first right and option to purchase the Shares under this Section 2(a).

          (b) The Company may exercise the right and option provided in Section 2(a) above by giving written notice to the Selling Stockholder not later than the close of business on the date of expiration of such right and option (or if such date is not a business day, then on or before the close of business on the next succeeding business day), advising of the election to exercise the same and the date (not later than ten (10) days from the date of expiration of such first right and option to purchase the Shares under Section 2(a)) upon which payment of the purchase price for the Shares shall be made. The Selling Stockholder shall cause to be delivered to the Company at the Company's principal office, on the payment date specified in such written notice, the certificate or certificates representing the Shares, properly endorsed for transfer, against payment of the purchase price therefor by the Company in immediately available funds.

          (c) In the event that the Shares are not purchased by the Company hereunder, the Selling Stockholder shall next give notice (the "Second Notice", and together with the Notice, the "Notices") to the other Stockholder, by which the Selling Stockholder shall then offer to the other Stockholder (the "Offeree") the right and option to purchase all but not less than all of the Shares for cash at the same purchase price and on the same terms as offered to the Company as set forth in the Notice. Pursuant to such offer, the Offeree shall have the right and option to purchase all but not less than all of the Shares, for cash at a purchase price equal to the dollar value of such consideration (in the event such consideration includes noncash consideration, subject to Section 2(g) hereof, the dollar value of such noncash consideration shall be determined



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by the Company's Board of Directors, provided that if the Selling Stockholder or the Offeree is a member of the Board of Directors, he shall not participate in such determination), exercisable for a period of ten (10) days from the date of receipt of the Second Notice. Failure of the Offeree to respond to the Second Notice within the ten (10) day period shall be deemed to constitute a notification to the Selling Stockholder of the Offeree's decision not to exercise the right and option to purchase the Shares under this Section 2(c).

               (d) The Offeree may exercise  the rights and options  provided in
Section 2(c) by giving written notice to the Selling Stockholder not later than the close of business on the date of expiration of such right and option (or if such date is not a business day, then on or before the close of business on the next succeeding business day), advising of the election to exercise the same and the date (not later than ten (10) days from the date of expiration of the notice upon which the Offeree is acting) upon which payment of the purchase price for the Shares shall be made. The Selling Stockholder shall cause to be delivered to the Offeree at the Company's principal office, on the payment date specified in such written notice, the certificate or certificates representing the Shares being purchased by the Offeree, properly endorsed for transfer, against payment of the purchase price therefor.

               (e) If the Shares are not purchased by the Company or the Offeree in accordance with this Section 2, the Selling Stockholder may, during the ninety (90) day period commencing on the expiration of the rights and options provided for in Sections 2(a) and 2(c), sell all, but not less than all, of the Shares to the transferee named in the Notices for consideration, the dollar value of which is equal to or greater than the dollar value of the consideration specified in the Notices, free of the restrictions contained in Section 2 of this Agreement.

               (f) Notwithstanding the foregoing, any of the Sirota Shares distributed to the Company in satisfaction of an indemnification claim made by the Company or Unison under the Asset Purchase Agreement shall be free of the restrictions contained in Section 2 of this Agreement. In addition, in the event a Selling Stockholder desires to sell any of the Restricted Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, such sale shall be free of the restrictions contained in Section 2 of this Agreement, provided such sale does not result in such Selling Stockholder selling in excess of 10,000 shares of Common Stock in the immediately preceding three-month period.

               (g) In the event the Selling Stockholder disputes the Board of Directors' determination of the dollar value of noncash consideration to be paid for the Shares, such Selling Stockholder shall notify the Company in writing within three (3) calendar days after such determination setting forth the amount, nature and basis of the dispute.

               Within the following five (5) days, the parties shall use their best efforts to resolve such dispute. Upon their failure to do so, the dispute shall be submitted for arbitration as follows:

                    (i) The arbitrator shall be a public accounting firm located in the City of New York, State of New York. In the event the selected arbitrator declines or is unable to serve for any reason, the parties shall select another arbitrator. Upon their failure to agree on


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another  arbitrator,  the  jurisdiction of the Supreme Court of the State of New
York shall be invoked to make such selection.

                    (ii) The arbitrator shall follow the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrator shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the arbitrator to make findings of specific factual issues.

          The arbitrator shall complete its proceedings and render its decision within forty (40) days after submission of the dispute to it, unless both parties agree to an extension. Each party shall cooperate with the arbitrator to comply with the procedural time requirements and the failure of either to do so shall entitle the arbitrator to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party.

          In the event the arbitrator does not fulfill its responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of a new arbitrator.

               (iii) The decision of the arbitrator shall be final and binding upon the parties and accordingly a judgment by a court of competent jurisdiction may be entered in accordance therewith.

          SECTION 3. Election of Directors. At any time at which stockholders of the Company will have the right to vote or will vote all shares of Common Stock of the Company in matters relating to the election of directors, each Stockholder shall vote all shares of Common Stock presently owned or hereafter acquired by him to cause and maintain the election to the Board of Directors of the Company of the other Stockholder; provided, however, that neither Stockholder shall have any such obligation under this Section 3 in the event the other Stockholder no longer owns at least ten percent (10%) of the Company's then issued and outstanding shares of Common Stock.

          SECTION 4. Standstill Agreement. Sirota hereby agrees that, without the prior written consent of Dye, he shall not take any action to cause him to be the beneficial owner of more than 1,000,000 shares of the Company's Common Stock.

          SECTION 5. Purchasers or Transferees of Restricted Shares. Except as otherwise specifically provided herein, any person who shall acquire (either voluntarily or involuntarily, by operation of law or otherwise) any Restricted Shares from a Stockholder or any Permitted Transferee, shall be bound by the provisions of this Agreement relating to the voting, transfer and sale of such Restricted Shares to the same extent as the parties hereto and, prior to the registration of the transfer of any such Restricted Shares on the books of the Company, any purchaser or other transferee shall execute a counterpart to this Agreement agreeing to be bound by such provisions.



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          SECTION  6.  Legend  on Stock  Certificates.  During  the term of this
Agreement, each certificate issued after the date hereof representing Restricted Shares held by a Stockholder shall conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT, DATED AS OF MARCH 25, 1998, AMONG UNIDIGITAL INC. (THE "COMPANY"), WILLIAM E. DYE AND RICHARD J. SIROTA. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF THIS CERTIFICATE TO THE COMPANY."

The Company covenants that it shall keep a copy of this Agreement on file at its principal executive offices for the purpose of furnishing copies to the holders of record of the Restricted Shares.

          SECTION 7. Duration of Agreement. This Agreement shall terminate on the tenth anniversary of the date of this Agreement, unless earlier terminated by the parties hereto. Additionally, this Agreement shall terminate as to a Stockholder upon the transfer of all the Restricted Shares owned by such Stockholder.

          SECTION 8. Representations and Warranties.

          (a) Each of the  Company and the  Stockholders  (in the case of clause
(ii) below) represents and warrants, severally and not jointly, to the Company and each of the other parties hereto as follows:

          (i) The execution, delivery and performance of this Agreement by the Company will not violate any provision of law, any order of any court or other agency of government, or any provision of any material indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company (other than those arising hereunder).

          (ii) This Agreement has been duly executed and delivered by the Company or such Stockholder, as the case may be, and constitutes the legal, valid and binding obligation of the Company or such Stockholder, enforceable against the Company or such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought.



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          (b) Sirota  represents  and  warrants  to the Company and Dye that the
Sirota Shares constitute the entire ownership interest of Sirota in the Common Stock of the Company as of the date hereof.

          SECTION 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 10. Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, legal representatives and heirs.

          SECTION 11. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement (a) shall be in writing; (b) shall be delivered personally, including by means of telecopy or courier, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed as follows or to such other address as any party may from time to time direct:

          (i) if to the Company or Dye, c/o Unidigital Inc., 545 West 45th Street, New York, New York, 10036, Attention: President, with a copy to Buchanan Ingersoll, 500 College Road East, Princeton, New Jersey, 08540, Attention: David
J. Sorin, Esq.; or

          (ii) if to Sirota, c/o Kwik International Color, Ltd., 229 West 28th Street, New York, New York, 10001-5996, Attention: Mr. Richard J. Sirota, with a copy to Kantor Davidoff Wolfe Mandelker & Kass, 51 East 42nd Street, New York, New York, 10017, Attention: Herbert C. Kantor, Esq.

          SECTION 12. Modification. Except as otherwise provided herein, neither this Agreement nor any provision hereof may be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought.

          SECTION 13. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

          SECTION 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

          SECTION 15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements. In the event of any conflict between this Agreement and any other agreement or instrument with respect to the subject matter hereof, the provisions of this Agreement shall control.



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          SECTION 16.  Reorganization,  Etc. The  provisions  of this  Agreement shall apply mutatis mutandis to any shares or other securities resulting from any stock split or reverse split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares or other securities of the Company and to any shares or other securities of the Company or of any successor company which may be received by each Stockholder by virtue of his ownership of the Restricted Shares.

          SECTION 17. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the date hereof, notwithstanding any investigation at any time made by or on behalf of any of the parties.

          SECTION  18.  Headings.   The  headings  of  this  Agreement  are  for
convenience of reference only and are not part of the substance of this Agreement.

                                 * * * * * * * *



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          IN  WITNESS   WHEREOF,   the  parties   hereto  have   executed   this
Stockholders' Agreement as of the day and year first above written.

                                      UNIDIGITAL INC.


                                      By:/s/ William E. Dye
                                         --------------------------------
                                         Name:  William E. Dye
                                         Title:  President and Chief Executive
                                                  Officer

                                      STOCKHOLDERS

                                      /s/ William E. Dye
                                      -----------------------------------
                                      William E. Dye


                                      /s/ Richard J. Sirota
                                      -----------------------------------
                                      Richard J. Sirota